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                                                                     EXHIBIT 9.2


                           TEAM HEALTH HOLDINGS, L.L.C
                            SECURITYHOLDERS AGREEMENT

         THIS SECURITYHOLDERS AGREEMENT (this "Agreement") is made as of March 12, 1999, by and among Team Health Holdings, L.L.C., a Delaware limited liability company (the "Company"), each of the persons listed on Schedule A attached hereto and certain other securityholders of the Company who are from time to time party hereto (collectively the "Securityholders" and individually as a "Securityholder"). Each Securityholder and the Company are referred to individually as a "Party" and collectively as the "Parties." Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Section 6 hereof.

         WHEREAS, the Company and the Securityholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company's board of managers (the "Board"), (ii) assuring continuity in the management and ownership of the Company and (iii) limiting the manner and terms by which the Securityholder Shares may be transferred.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

         SECTION 1. BOARD OF MANAGERS.

         (a) From and after the date hereof and until the provisions of this
Section 1 cease to be effective, each Securityholder shall vote all of his or its Securityholder Shares and any other voting securities of the Company over which such Securityholder has voting control and shall take all other necessary or desirable actions within his or its control (whether in his or its capacity as a securityholder, manager, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and securityholder meetings), in order to cause:

                  (i) the authorized number of managers on the Board to be the amount necessary to allow for the designations provided for pursuant to
         Section 1(a)(ii) below;

                  (ii) the following persons to be elected to the Board (each a "Manager"):

                           (A) as long as MDCP is a beneficial owner of
                  Securityholder Shares (directly or indirectly), then up to two representatives designated by MDCP from time to time (the "MDCP Managers"), with Timothy P. Sullivan and Nicholas W. Alexos serving as the initial MDCP Managers;

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                           (B) as long as Cornerstone is a beneficial owner of
                  Securityholder Shares (directly or indirectly), then up to two representatives designated by Cornerstone from time to time (the "Cornerstone Managers"), with Dana O'Brien and Tyler Wolfram serving as the initial Cornerstone Managers;

                           (C) as long as HEP is a beneficial owner of
                  Securityholder Shares (directly or indirectly), then one representative designated by HEP from time to time (the "HEP Manager"), with Kenneth O'Keefe serving as the initial HEP Manager;

                           (D) the Company's Chief Executive Officer (the
                  "Management Manager"), with Lynn Massingale, MD serving as the initial Management Manager; and

                           (E) one representative nominated by the Sponsors
                  (determined on the basis of a vote of a majority of the Common Securityholder Shares held by such Persons), as long as such representative is acceptable to the Management Investors (determined on the basis of a vote of a majority of the Common Securityholder Shares held by such Persons) (the "Outside Manager"); provided that no such Outside Manager shall be a member of the Company's or any Sponsor's management or an employee or officer of the Company or its Subsidiaries or any Sponsor; provided further that if such Persons are unable to agree on an Outside Manager, such position shall remain vacant until such Persons can so agree;

                  (iii) the composition of the board of directors, managers or similar governing body of each of the Company's subsidiaries (a "Sub Board") shall be as determined the Board, except that for purposes of this Agreement, the board of directors of Team Health, Inc. ("Team Health") shall not be deemed to be a "Sub Board," and the composition of Team Health's board of directors shall be governed by that certain Stockholders Agreement, dated March __, 1999, by and among Team Health, the Company, Pacific Physicians Services, Inc. and certain other stockholders of Team Health a party thereto, as amended from time to time.

                  (iv) the removal from the Board or a Sub Board (with or without cause) of any Manager shall be only upon the written request of the person or persons originally entitled to designate such Manager pursuant to Section 1(a)(ii) above; provided that if any manager elected pursuant to subsection (ii)(D) above ceases to be the specified officer of the Company, he shall be removed as a manager promptly after such officership position ceases and his replacement will be substituted therefor; and

                  (vi) in the event that any representative designated hereunder for any reason ceases to serve as a member of the Board or a Sub Board during his term of office, the resulting vacancy on the Board or the Sub Board shall be filled by a representative designated by the person or persons originally entitled to designate such Manager pursuant to
         Section 1(a)(ii) above.


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         (b) The Board will use reasonable efforts to hold at least four meetings of the Board during every fiscal year, at least one of which should be held in each 120-day period during the Company's fiscal year. The Company shall pay all out-of-pocket expenses incurred by each Manager in connection with attending regular and special meetings of the Board or any Sub Board. So long as any Manager designated hereunder serves on the Board and for at least three years thereafter, the Company shall use its best efforts to obtain and to maintain managers and officers indemnity insurance coverage at a commercially reasonable price satisfactory to the holders of a majority of the Common Securityholder Shares and the Company's operating agreement shall provide for indemnification and exculpation of Managers to the fullest extent permitted under applicable law.

         (c) If any party fails to designate a representative to fill a managership pursuant to the terms of this Section 1, the election of a person to such managership shall be accomplished in accordance with the Company's operating agreement and applicable law.

         SECTION 2. RESTRICTIONS ON TRANSFER OF SECURITYHOLDER SHARES.

         (a) Retention of Executive Security. No Management Investor shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in any Securityholder Shares (a "Transfer"), except (i) to the Company, (ii) pursuant to the provisions of Sections 2(b), 2(d) or 3 below, or
(iii) pursuant to a Public Sale.

         (b) Participation Rights. At least 40 days prior to Transfer of any Securityholder Shares by any Securityholder which, together with its Affiliates and Permitted Transferees, holds at least 10% of the Company's Common Securityholder Shares as of immediately prior to such Transfer (a "Significant Securityholder") (other than pursuant to (i) a Public Sale or (ii) a Transfer under Section 2(d) or Section 3), the transferring Significant Securityholder will deliver a written notice (the "Sale Notice") to the Company and the other Securityholders (the "Other Securityholders"), specifying in reasonable detail the identity of the prospective transferee(s), the Securityholder Shares to be sold and the terms and conditions of the Transfer. In the event that the Other Securityholders hold securities of the class of Securityholder Shares to be transferred, they may elect to participate in the contemplated Transfer by delivering written notice to the transferring Significant Securityholder within 15 days after delivery of the Sale Notice.

         If any Other Securityholders have elected to participate in such Transfer ("Participating Securityholders"), the transferring Significant Securityholder and each Participating Securityholder will be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number of Securityholder Shares of such class equal to the product of (i) the quotient determined by dividing the number of Securityholder Shares of such class held by such Person by the aggregate number of Securityholder Shares of such class owned by the transferring Significant Securityholder and all Participating Securityholders and (ii) the number of Securityholder Shares of such class to be sold in the contemplated Transfer; provided that for purposes of the foregoing,
(A) Securityholder Shares which have not vested (and will not vest as a result of such transaction) or are subject to repurchase by the Company for less than fair market value shall not be considered to be

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Securityholder Shares and (B) all Securityholder Shares held by any Permitted
Transferee of any Other Securityholder shall be deemed held by such Other Securityholder himself or itself; provided further that if the Significant Securityholder intends to Transfer a strip of two or more classes of Securityholder Shares and any Other Securityholder (including his or its Permitted Transferees) holds all such classes of Securityholder Shares, such Other Securityholder may only participate in such Transfer if such Other Securityholder participates with respect to all such classes of Securityholder Shares. The transferring Significant Securityholder shall use its best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Participating Securityholders in any contemplated Transfer, and the transferring Significant Securityholder shall not Transfer any of its Securityholder Shares to the prospective transferee(s) unless (1) the prospective transferee(s) agrees to allow the participation of the Participating Securityholders or (2) the transferring Significant Securityholder agrees to purchase the number of such class of Securityholder Shares from any Participating Securityholders which the Participating Securityholders would have been entitled to sell pursuant to this Section 2(b). Each Securityholder involved in any transaction pursuant to this Section 2(b) shall be required to bear its pro rata share (based upon the number of securities sold or the number of securities to be acquired pursuant to options or other rights) of the expenses incurred by the Securityholders in connection with such transaction to the extent such costs are incurred for the benefit of all such Securityholders and are not otherwise paid by the Company or the acquiring party and each Securityholder shall be obligated to join on a pro rata basis (based on the number of securities sold or the number of securities to be acquired pursuant to options or other rights) in any representations, warranties, indemnification provisions or other obligations (including without limitation any escrow arrangements) that the Significant Securityholder agrees to provide in connection with such transaction (other than any such obligations that relate specifically to a particular Securityholder such as indemnification with respect to representations and warranties given by a Securityholder regarding such Securityholder's title to and ownership of Securityholder Shares).

         (c) First Refusal Rights. At least 40 days prior to any Transfer of Securityholder Shares by any Securityholder which, together with its Affiliates and Permitted Transferees, holds less than 10% of the Company's Common Securityholders Shares as of immediately prior to such Transfer (other than pursuant to (i) a Public Sale, (ii) a Transfer to the Company, or (iii) a Transfer under Section 2(b), Section 2(d) or Section 3), the Securityholder making such Transfer (the "Minority Transferor") shall deliver a written notice (the "Transfer Notice") to the Company and each Significant Securityholder that it desires to Transfer Securityholder Shares of such class, specifying in reasonable detail the identity of the prospective transferee(s), the number to be transferred and the terms and conditions of the Transfer, including the proposed price per Securityholder Share of such class (which price shall be payable solely in cash at the closing of the transaction or in installments over time). The Company may elect to purchase all or any portion of the Securityholder Shares to be transferred, upon the same terms and conditions as those set forth in the Transfer Notice, by delivering a written notice of such election to the Minority Transferor within 15 days after the Transfer Notice has been given to the Company. If for any reason the Company does not elect to purchase all of the Securityholder Shares to be transferred, the Significant Securityholder(s) shall be entitled to purchase the Securityholder Shares which the Company has not elected to purchase (the "Available Shares"), upon the same terms and conditions as those set forth in the Transfer Notice, by giving written notice of such election to the Minority Transferor within


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30 days after the Transfer Notice has been given to the Significant
Securityholder(s). If more than one Significant Securityholder elects to purchase the Available Shares, the Available Shares will be allocated among such electing securityholders pro rata according to the number of Common Securityholder Shares owned by each such electing securityholder. The closing of the purchase of any Securityholder Shares pursuant to this Section 2(c) shall take place within 60 days after the date on which the parties to such purchase have been finally determined pursuant to this Section 2(c) which, in any event, shall be within 95 days after the Transfer Notice was delivered to the Company and the Significant Securityholders. Notwithstanding the foregoing, if the Company and the Significant Securityholder(s) do not elect to purchase, collectively, all of the Securityholder Shares of a class specified in the Transfer Notice, then the Minority Transferor may transfer all of the Securityholder Shares of such class specified in the Transfer Notice to the transferee(s) identified in the Transfer Notice for (i) a price no less than the price specified in the Transfer Notice and (ii) other terms no more favorable to the transferee(s) thereof than specified in the Transfer Notice, during the 90-day period immediately following the date on which the Transfer Notice has been given to the Company and the Significant Securityholder(s). Any Securityholder Shares not transferred within such 90-day period will be subject to the provisions of this Section 2(c) upon subsequent transfer.

         (d) Permitted Transfers. The restrictions contained in this Section 2 shall not apply with respect to any Transfer of Securityholder Shares by any
Securityholder:

                  (i) in the case of a Securityholder who is an individual, pursuant to applicable laws of descent and distribution, or among such individual's Family Group;

                  (ii) in the case of a Securityholder which is an entity, among such entity's Affiliates; and

                  (iii) in the case of the Sponsors, up to ten percent of each class of Securityholder Shares held by each of the Sponsors on the date hereof, to employees of, consultants to and advisors to (or any entity formed for their benefit) the Sponsors, the Company or any of its Affiliates;

provided that the restrictions contained in this Section 2 shall continue to be applicable to the Securityholder Shares after any of the foregoing Transfers; and provided further that prior to or in connection with such Transfer, the transferee of such Securityholder Shares shall have executed a Transfer Notice in the form attached hereto as Exhibit A pursuant to which such transferee agrees to be bound by the provisions of this Agreement and the Registration Agreement affecting the Securityholder Shares so Transferred. Notwithstanding the foregoing, no Party shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such Party's interest in any such Permitted Transferee, or, in the case of an entity Securityholder, by permitting a Transfer of any ownership interests in such entity Securityholder. All transferees permitted under this Section 2(d) are collectively referred to herein as "Permitted Transferees." Each Permitted Transferee shall be deemed a Securityholder for purposes of this Agreement.


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         (e) Other Agreements. Notwithstanding anything herein to the contrary, the rights of any Securityholder to Transfer any Securityholder Shares pursuant to the terms of this Agreement shall be subject to all such other limitations and restrictions, if any, to which such Securityholder or such Securityholder Shares are subject.

         (f) Termination of Restrictions. The restrictions set forth in this
Section 2 shall continue with respect to each Securityholder Share until the earlier of (i) the transfer of such Securityholder Share in a Public Sale, or
(ii) the consummation of a Sale of the Company or a Public Offering.

         SECTION 3. SALE OF COMPANY; REORGANIZATION PRIOR TO PUBLIC OFFERING.

         (a) Approved Sale. Subject to Section 3(c) below, if the Company's Board of Managers recommends or approves and the holders of a majority of the Common Securityholder Shares (the "Majority Holders") approve a Sale of the Company (an "Approved Sale"), each Securityholder agrees to vote for, consent to and raise no objections against the Approved Sale. If the Approved Sale is structured as a (i) merger or consolidation, each Securityholder shall waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of security, each Securityholder shall agree to sell all of its Securityholder Shares on the terms and conditions approved by the Majority Holders. Each Securityholder shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Majority Holders and/or the Company.

         (b) Reorganization Prior to Public Offering.

                  (i) Subject to Section 3(c) below, if the Company's Board of Managers recommends or approves and the Majority Holders approve a reorganization of the Company in connection with a proposed initial Public Offering by the Company or Team Health (the "Approved Reorganization"), each Securityholder agrees to vote for, consent to and raise no objections against the Approved Reorganization. If the Approved Reorganization is structured as a (i) merger or consolidation, each Securityholder shall waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation or (ii) sale of securities, each Securityholder shall agree to sell all of its Securityholders Shares on the terms and conditions approved by the Majority Holders. Each Securityholder shall take all necessary or desirable actions in connection with the consummation of the Approved Reorganization as reasonably requested by the Majority Holders and/or the Company.

                  (ii) As soon as practicable following the initial Public Offering of Team Health, the Company will (i) distribute the Common Stock of Team Health to the holders of Common Units, pro rata based on Common Units held and (ii) distribute the Preferred Stock of Team Health to the holders of Preferred Units, pro rata based on Preferred Units held; provided that the Company shall not be required to make such distribution if the Company reasonably believes that such distribution could (A) adversely affect the accounting treatment of the Team Health recapitalization or (B) have an adverse tax effect on the Company or any of the Securityholders.


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         (c) Obligations of Securityholders. In connection with an Approved Sale or Approved Reorganization: (i) upon the consummation of the Approved Sale or Approved Reorganization, all of the holders of each class of Securityholder Shares shall receive the same form and amount of consideration per share of Securityholder Shares as the other holders of such class, or if any holders of a class of Securityholder Shares are given an option as to the form and amount of consideration to be received, all holders of such class shall be given the same option; and (ii) all holders of then currently exercisable rights to acquire Securityholder Shares shall be given reasonable prior notice of such Approved Sale or Approved Reorganization and a reasonable opportunity, at such holder's election and except as otherwise provided for in any related stock option agreement, to either (A) exercise such rights prior to the consummation of the Approved Sale or Approved Reorganization and participate in such sale as holders of Securityholder Shares or (B) upon the consummation of the Approved Sale or Approved Reorganization, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share of a class of Securityholder Shares received by holders of such class of Securityholder Shares in connection with the Approved Sale less the exercise price per share of such class of Securityholder Shares of such rights to acquire such class of Securityholder Shares by (2) the number of securities of such class of Securityholder Shares represented by such rights.

         (d) Purchaser Representative. If any transaction undertaken pursuant to this Section 3 involves entering into any negotiation or transaction for which Rule 506 under the Securities Act (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), those Securityholders involved in such transaction who are not "accredited investors" (as such term is defined in Rule 501 under the Securities Act) (the "Unaccredited Securityholders") shall, at the request of the Company or the Majority Holders, appoint one "purchaser representative" (as such term is defined in Rule 501 under the Securities Act (or any similar rule then in effect)) for all such Unaccredited Securityholders reasonably acceptable to the Company. The Company shall first propose a purchaser representative to the Unaccredited Securityholders. If holders of a majority of the Common Securityholders Shares held by the Unaccredited Securityholders do not approve the purchaser representative designated by the Company, such holders shall appoint one purchaser representative to represent all Unaccredited Securityholders, subject to the approval of the Company (which approval shall not be unreasonably withheld). The Company shall be responsible for the fees of the purchaser representative so appointed.

         (e) Transaction Costs and Indemnity. Each Securityholder involved in any transaction pursuant to this Section 3 shall be required to bear its pro rata share (based upon the number of securities sold or the number of securities to be acquired pursuant to options or other rights) of the expenses incurred by the Securityholders in connection with such transaction to the extent such costs are incurred for the benefit of all such Securityholders and are not otherwise paid by the Company or the acquiring party and each Securityholder shall be obligated to join on a pro rata basis (based on the number of securities sold or the number of securities to be acquired pursuant to options or other rights) in any representations, warranties, indemnification provisions or other obligations (including without limitation any escrow arrangements) that the Majority Holders agree

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to provide in connection with such transaction (other than any such obligations that relate specifically to a particular Securityholder such as indemnification with respect to representations and warranties given by a Securityholder regarding such Securityholder's title to and ownership of Securityholder Shares); provided that no Securityholder shall be obligated in connection with such transaction to agree to indemnify or hold harmless the transferees with respect to an amount in excess of the net after-tax consideration received by such Securityholder in connection with such transaction. Costs incurred by any such Securityholder on its own behalf shall not be considered costs of the transaction hereunder.

         SECTION 4. PREEMPTIVE RIGHTS.

         (a) If the Company authorizes the issuance or sale of any equity securities of the Company or any securities containing options or rights to acquire any equity securities of the Company to any Sponsor (the "New Securities"), the Company shall first offer to sell to each Securityholder who at the time is a holder of Securityholder Shares, at the same price and on the same terms, a portion of the total number of such New Securities equal to the quotient of (i) the number of Common Securityholder Shares held by such Person and its Permitted Transferees divided by (ii) the total number of Common Securityholder Shares.

         (b) In order to exercise its purchase rights pursuant to this Section, a Securityholder must within ten business days after receipt of written notice from the Company (the "Issuance Notice") describing in reasonable detail the New Securities being offered, the purchase price thereof, the payment terms and such Securityholder's percentage allotment, deliver a written notice to the Company describing its election to purchase all or any portion of its pro rata share determined pursuant to the immediately preceding paragraph.

         (c) If a Securityholder purchases all or any portion of any New Securities offered pursuant to this Section, such Securityholder shall be required to concurrently purchase an equal proportion of each other class of debt or equity securities of the Company or any of its Subsidiaries which are issued contemporaneously in conjunction with such New Securities, if any, so long as the Issuance Notice described all such classes of securities being offered.

         (d) During the 90 days after the expiration of the offering periods described above, the Company shall be entitled to sell any New Securities which the Securityholders have not elected to purchase, on terms and conditions no more favorable to the Sponsors than those offered to the Securityholders. At the Company's election, the Company may consummate the sale of any New Securities (and related debt or other equity securities) contemplated hereunder to any Securityholder pursuant to this Section 4 at any time after receipt of the notices contemplated by paragraph (b) above, including concurrently with the sale of such New Securities to parties other than the Securityholders. Any New Securities offered or sold by the Company to the Sponsors after such 180-day period must be reoffered to the Securityholders pursuant to the terms of this paragraph.


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         SECTION 5. ADDITIONAL RESTRICTIONS ON TRANSFER.

         (a) Restricted Securities Legend. The Securityholder Shares have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. In the event the Securityholders Shares are in certificated form, each certificate evidencing Securityholder Shares and each certificate issued in exchange for or upon the Transfer of any Securityholder Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON ___________, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE SECURITYHOLDERS AGREEMENT, DATED AS OF MARCH 12, 1999 (THE "SECURITYHOLDERS AGREEMENT"), AS AMENDED AND MODIFIED FROM TIME TO TIME, AMONG THE ISSUER (THE "COMPANY"), AND CERTAIN INVESTORS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF THE SECURITYHOLDERS AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE."

In the event the Securityholder Shares are in certificated form, the Company shall imprint such legend on certificates evidencing Securityholder Shares. The legend set forth above shall be removed from the certificates evidencing any securities of the Company which cease to be Securityholder Shares in accordance with the definition thereof.

         (b) Opinion of Counsel. No holder of Securityholder Shares may Transfer any Securityholder Shares (except (i) pursuant to an effective registration statement under the Securities Act, (ii) to a wholly-owned Affiliate or (iii) as part of a Public Sale) without first delivering to the Company (unless waived by the Board of Managers) an opinion of counsel (reasonably acceptable in form and substance to the Board of Managers) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such Transfer. The conditions to Transfer set forth in this
Section 5(b) are in addition to any other restrictions on Transfer contained in this Agreement.


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         (c) Actions By Transferee. Prior to Transferring any Securityholder
Shares (other than pursuant to a Public Sale), the Transferring holder of Securityholder Shares shall cause the prospective transferee to be bound by this Agreement and to execute and deliver to the Company and the other holders of Securityholder Shares counterparts to this Agreement.

         (d) Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Securityholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Securityholder Shares as the owner of such securities for any purpose.

         SECTION 6. DEFINITIONS.

         "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, and if such Person is a partnership, "Affiliate" shall also mean each general partner and limited partner of such Person.

         "Common Securityholder Shares" means Securityholder Shares which are
(i) Common Units (as defined in the LLC Agreement), (ii) warrants, options or other rights to subscribe for or to acquire, directly or indirectly, Common Units, whether or not then exercisable or convertible, and (iii) security or other securities which are convertible into or exchangeable for, directly or indirectly, Common Units, whether or not then convertible or exchangeable. As to any particular Common Securityholder Shares, such securities shall cease to be Common Securityholder Shares when they have been disposed of in a Public Sale or repurchased by the Company or any Subsidiary. References in this Agreement to a majority of, or a certain percentage of, the Common Securityholder Shares, shall be deemed to be references to a majority of the Common Security represented by the Common Securityholder Shares or a certain percentage of the Common Security represented by the Common Securityholder Shares, calculated on a fully-diluted basis, as applicable.

         "Cornerstone" means Cornerstone Equity Investors IV, L.P. and each of its Affiliates.

         "Family Group" means a, with respect to any Securityholder, such Securityholder's spouse, siblings, parents and descendants (whether natural or adopted), any trust, corporation, partnership or limited liability company solely for the benefit of such Securityholder and/or such Securityholder's spouse, siblings, parents, and/or descendants (whether natural or adopted) (and the beneficiaries of such trusts upon their dissolution), and such Securityholder's heirs, devises or estate upon such Securityholder's death.

         "HEP" means Healthcare Equity Partners, L.P., Healthcare Equity Q.P. Partners, L.P. and each of their Affiliates.

         "Independent Third Party" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 15% of the Common Securityholder Shares (a "15% Owner"), who is not an Affiliate of any such 15% Owner and who is not the spouse or


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

descendent (by birth or adoption) of any such 15% Owner or a trust for the benefit of any such 15% Owner and/or such other Persons.

         "LLC Agreement" means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, by and among the Company's members, as amended, modified and/or supplemented from time to time.

         "Management Investors" means any person who, at the time of his acquisition of Securityholder Shares, was an employee of the Company or any of its Subsidiaries or received such security in contemplation of becoming an employee of the Company or any of its Subsidiaries.

         "MDCP" means Madison Dearborn Capital Partners II, L.P. and each of its Affiliates.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint security company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Public Offering" means the sale in an underwritten public offering registered under the Securities Act of securities of any class of the Common Security.

         "Public Sale" means any sale of Securityholder Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 under the Securities Act.

         "Registration Agreement" means that certain Registration Agreement, dated as of the date hereof, by and among the Company and its members, as amended, modified and/or supplemented from time to time.

         "Sale of the Company" means the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital security of the Company possessing the voting power under normal circumstances (e.g., without giving effect to the provisions of Section 1 of this Agreement) to elect a majority of the Company's Board of Managers (whether by merger, consolidation, sale or transfer of the Company's capital security) or (ii) more than 50% of the Company's assets determined on a consolidated basis.

         "Securities Act" means the Securities Act of 1933, as amended from time to time.

         "Sponsors" means MDCP, Cornerstone and HEP.

         "Securityholder Shares" means (i) any capital security of the Company purchased or otherwise acquired by any Securityholder, (ii) any warrants, options or other rights to subscribe for or to acquire, directly or indirectly, any capital security of the Company, purchased or otherwise acquired by any Securityholder, whether or not then exercisable or convertible, and (iii) any security or other securities which are convertible into or exchangeable for, directly or indirectly, any capital security of the Company, purchased or otherwise acquired by any Securityholder, whether or not then convertible or exchangeable, (iv) any securities or rights issued or issuable directly or indirectly with respect to the securities and rights referred to in clauses (i), (ii) and (iii) above by way of security dividend or security split or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization. As to any particular Securityholder Shares, such securities shall cease to be Securityholder Shares when they have been disposed of in a Public Sale or repurchased by the Company or any Subsidiary.

         "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of security entitled (without regard to the occurrence of any contingency) to vote in the election of managers, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing manager or general partner of such limited liability company, partnership, association or other business entity.

         "Transfer" means any sale, transfer, assignment, pledge or other disposition (whether with or without consideration and whether voluntarily or involuntarily or by operation of law).

         SECTION 7. MISCELLANEOUS.

         (a) No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to the Company's securities which is inconsistent with or violates the rights granted to the holders of Securityholder Shares in this Agreement.

         (b) Additional Securityholders. In connection with the issuance of any additional equity securities of the Company to any Person, the Company may permit such Person to become a party to this Agreement and succeed to all of the rights and obligations of a "Securityholder" under this Agreement by obtaining the consent of the holders of a majority of the Common Securityholder Shares and an executed counterpart signature page to this Agreement, and, upon such execution, such Person shall for all purposes be a "Securityholder" party to this Agreement.

         (c) Amendment and Waiver. Except as otherwise provided herein, no modification, amendment, or waiver of any provision of this Agreement will be effective against the Company or the holders of Securityholder Shares, unless such modification, amendment, or waiver is approved in writing by the Company and the holders of at least a majority of the Common Securityholder Shares; provided, however, that in the event that such amendment or waiver would materially and adversely affect a holder or group of holders of Securityholder Shares in a manner substantially different than any other holders of Securityholder Shares, then such amendment or waiver will require the consent of such holder of Securityholder Shares or a majority of the Securityholder Shares held by such group of holders materially and adversely affected. Notwithstanding the foregoing, if an amendment or modification of this Agreement serves merely to add a party hereto, then such amendment or modification will be effective against the Company, and the holders of Securityholder Shares if such amendment or modification is approved in writing by the Company, the holders of at least a majority of the Common Securityholder Shares, and such new party hereto. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

         (d) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

         (e) Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, those documents expressly referred to herein, and the other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         (f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. In addition, and whether or not any express assignment shall have been made, the provisions of this Agreement which are for the benefit of the holders of Securityholder Shares (or any portion thereof) as such shall be for the benefit of, and enforceable by, any subsequent holder of any Securityholder Shares (or of such portion thereof).

         (g) Counterparts. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together shall constitute one and the same agreement.

         (h) Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any Securityholder may in its sole discretion apply to any court of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

         (i) Notices. All notices, demands, and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given, (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by telex, facsimile or other wire transmission,
(iii) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one day after being deposited with a reputable overnight courier. Notices, demands, and communications shall, unless another address is specified in writing, be sent to (i) the Company at the address or telecopy number indicated below, (ii) the Securityholders at the address specified on the attached Schedule A and (iii) any subsequent holder of Securityholder Shares subject to this Agreement at such address as is indicated in the Company's records:


The Company:                                                           with a copy to:

Team Health Holdings, L.L.C.                                           Kirkland & Ellis
c/o Madison Dearborn Capital Partners II, L.P.                         200 East Randolph
Three First National Plaza, Suite 3800                                 Chicago, Illinois 60601
Chicago, Illinois 60602                                                Attention:  Sanford E. Perl, Esq.
Attention: Timothy Sullivan                                            Fax No. (312) 861-2200
Fax No. (312) 895-1001

         (j) Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights and obligations of the Company and its security holders. All other issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         (k) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

         (l) Board Approval. Whenever this Agreement calls for or refers to the consent or approval of any matter by any holder of Securityholder Shares, such consent or approval shall be deemed given by such holder if each of such holder's designees on the Company's board of managers (the "Board") has, in his capacity as a manager of the Company, given his consent or approval with respect to such matter at a duly convened meeting of the Board or pursuant to an effective unanimous written consent of the Board, unless, with respect to any given matter, such holder notifies the Company in writing that the consent or approval at the Board level by such holder's designees on the Board does not constitute the consent or approval by such holder itself.

         (m) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

         (n) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         SECTION 8. TERMINATION. This Agreement shall continue in effect until the consummation of a Sale of the Company, after which time this Agreement shall terminate automatically and shall have no further force and effect; provided that the restrictions set forth in Section 2 and Section 3(b) shall terminate earlier upon the consummation of a Public Offering by the Company.

                                    * * * *

         IN WITNESS WHEREOF, the Parties have executed this Securityholders Agreement as of the date and year first above written.


                              TEAM HEALTH HOLDINGS, L.L.C.

                              By: ______________________________
                              Its: _____________________________


                              MADISON DEARBORN CAPITAL PARTNERS II, L.P.

                              By:     Madison Dearborn Partners II, L.P.
                              Its:    General Partner

                                      By:      Madison Dearborn Partners, Inc.
                                      Its:     General Partner

                                               By: ___________________________

                                               Its: __________________________


                              CORNERSTONE EQUITY INVESTORS IV, L.P.

                              By:     Cornerstone Equity Investors IV LLC
                              Its:    General Partner

                                      By: _______________________________
                                      Its: ______________________________


                              HEALTHCARE EQUITY PARTNERS, L.P.

                              By:     Beecken, Petty & Company, L.L.C.
                              Its:    General Partner

                                      By: _______________________________
                                      Its: ______________________________

         [CONTINUATION OF SIGNATURE PAGES TO SECURITYHOLDERS AGREEMENT]


                              HEALTHCARE EQUITY Q.P. PARTNERS, L.P.

                              By:     Beecken, Petty & Company, L.L.C.
                              Its:    General Partner

                                      By: _______________________________
                                      Its: ______________________________


                              TEAM HEALTH, INC. EQUITY
                              DEFERRED COMPENSATION PLAN TRUST

                              By:     The Trust Company of Knoxville, as Trustee

                                      By: _______________________________
                                      Its: ______________________________

         [CONTINUATION OF SIGNATURE PAGES TO SECURITYHOLDERS AGREEMENT]


                               /s/ H. Lynn Massingale
                               __________________________________________
                               H. LYNN MASSINGALE, M.D.


                               /s/ Michael L. Hatcher
                               __________________________________________
                               MICHAEL L. HATCHER


                               /s/ Jeffrey Bettinger
                               __________________________________________
                               JEFFREY BETTINGER, M.D.


                               /s/ David P. Jones
                               __________________________________________
                               DAVID P. JONES


                               /s/ Stephen D. Sherlin
                               __________________________________________
                               STEPHEN D. SHERLIN


                               /s/ Neil J. Principe
                               __________________________________________
                               NEIL J. PRINCIPE, M.D.


                               /s/ Richard Gillespie
                               __________________________________________
                               RICHARD GILLESPIE, M.D.


                               /s/ James E. George
                               __________________________________________
                               JAMES E. GEORGE, M.D.


                               /s/ Randal L. Dabbs
                               __________________________________________
                               RANDAL L. DABBS, M.D.


                               /s/ Monty C. Scott
                               __________________________________________
                               MONTY C. SCOTT

         [CONTINUATION OF SIGNATURE PAGES TO SECURITYHOLDERS AGREEMENT]


                               /s/ Randall S. Aguiar
                               __________________________________________
                               RANDALL S. AGUIAR


                               /s/ John Craig
                               __________________________________________
                               JOHN CRAIG


                               /s/ William R. Machuga
                               __________________________________________
                               WILLIAM R. MACHUGA


                               /s/ Mary Pastick
                               __________________________________________
                               MARY PASTICK


                               /s/ Michael J. Weiner
                               __________________________________________
                               MICHAEL J. WEINER


                               /s/ James V. Hillman
                               __________________________________________
                               JAMES V. HILLMAN, M.D.


                               /s/ Mark E. Jergens
                               __________________________________________
                               MARK E. JERGENS


                               /s/ Gerard LaSalle
                               __________________________________________
                               GERARD LASALLE, M.D.


                               /s/ James J. Rybak
                               __________________________________________
                               JAMES J. RYBAK, M.D.


                               /s/ John R. Staley
                               __________________________________________
                               JOHN R. STALEY, M.D.

                                   SCHEDULE A

                             NAME AND NOTICE ADDRESS


Madison Dearborn Capital Partners II, L.P.
Three First National Plaza, Suite 3800
Chicago, IL 60602
Attention: Timothy Sullivan

Cornerstone Equity Investors IV, L.P.
717 Fifth Avenue, Suite 1100
New York, NY 10022
Attention: Dana J. O'Brien

Healthcare Equity Partners, L.P.
901 Warrenville Road, Suite 205
Lisle, IL 60532
Attention: Kenneth O'Keefe

Healthcare Equity Q.P. Partners, L.P.
901 Warrenville Road, Suite 205
Lisle, IL 60532
Attention: Kenneth O'Keefe

Team Health, Inc. Equity
Deferred Compensation Plan Trust
c/o The Trust Company of Knoxville, as Trustee
One Centre Square
620 Market Street Suite 300
Knoxville, TN 31902
Attention: James Shelby

H. Lynn Massingale, M.D.
22000 Beals Chapel Road
Lenoir City, TN  37772

Michael L. Hatcher
1041 Hayslope Drive
Knoxville, TN  37919

Jeffrey Bettinger, M.D.
5925 SW 114 Terrace
Miami, FL  33156

David D. Jones
1291 Kensington Drive
Knoxville, TN  37922

Stephen D. Sherlin
8219 Glenrothes Blvd.
Knoxville, TN  37909

Neil J. Principe, M.D.
5 Isla Bahia Terrace
Ft. Lauderdale, FL  33316

Richard Gillespie, M.D.
1855 Happy Valley Road
Santa Rosa, CA  95409

Randal L. Dabbs, M.D.
1871 Cherokee Bluff Drive
Knoxville, TN  37920

Monty C. Scott
1828 Scenic Valley Lane
Knoxville, TN  37922

Randall S. Aguiar
4911 NW 65th Avenue
Lauderhill, FL 33319

John Craig
12226 Brighton Court
Knoxville, TN 37922

William R. Machuga
12116 East Ashton Court
Knoxville, TN 37922

Mary Pastick
9077 Boca Gardens Cr S
Boca Raton, FL 33496

Michael J. Weiner
12922 NW 20th Street
Pembroke Pines, FL 33028

James V. Hillman, M.D.
34 Ladoga Avenue
Tampa, FL 33606

Mark E. Jergens
4122 University Boulevard
Houston, TX 77005

Gerard LaSalle, M.D.
PO Box 916
Vashon Island, WA 98070

James J. Rybak, M.D.
3878 N. Valley Road
Fairview Park, OH 44126

John R. Staley, M.D.
1865 Stonebrook Drive
Knoxville, TN 37923

THG Investment, L.L.C.
c/o James E. George, M.D.
532 Cooper Street
Woodbury, NJ 08096

                                                                       EXHIBIT A


                  FORM OF TRANSFER NOTICE AND JOINDER AGREEMENT


         This notice is being delivered to Team Health Holdings, L.L.C., a Delaware limited liability company (the "Company"), pursuant to Section 2(d) of the Securityholders Agreement, dated as of March __, 1999 (as amended from time to time, the "Securityholders Agreement"), among the Company, the Securityholders and certain other securityholders of the Company who are from time to time party thereto. Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the Securityholders Agreement.

         The undersigned, being a Permitted Transferee under the Securityholders Agreement, hereby notifies the Company that [name of Securityholder] has transferred to the undersigned ______ Securityholder Shares (_____ Common Units and _____ Preferred Units). In connection with such transfer, the undersigned hereby becomes a party to the Securityholders Agreement and Registration Agreement and agrees to be bound by the provisions of such Securityholders Agreement and Registration Agreement affecting such Securityholder Shares.

         Any notice provided for in the Securityholders Agreement or Registration Agreement should be delivered to the undersigned at the address set forth below:


                          ______________________________
                          ______________________________
                          Telephone: ___________________
                          Facsimile: ___________________

Date: _______________


                                                      _________________________
                                                      [Permitted Transferee]